Exhibit 99.1

For Release:    Immediately
Contact:           John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD SECOND QUARTER
EARNINGS WITH A 25% INCREASE IN EARNINGS PER SHARE

Calhoun, Georgia, July 15, 2002—Mohawk Industries, Inc. (NYSE:MHK) today announced record net earnings and diluted earnings per share (EPS) for the second quarter of 2002 with $75,518,000 (63% above last year) in net earnings and $1.10 per share (25% above last year). This compares to $46,466,000 in net earnings and EPS of $0.88 for the second quarter of 2001. The improvement was the result of increased sales, improved operating income and the Dal-Tile merger. Dal-Tile, which was acquired on March 20, 2002, results were included for the full quarter. The Dal-Tile results increased EPS by approximately $0.03 per share, after considering the effects of the merger. Net sales for the quarter increased 42% to $1,227,747,000 compared to $864,958,000 for the second quarter of 2001. The sales increase was attributable to the Dal-Tile merger and to internal growth of Mohawk products. The Mohawk segment net sales of $938,446,000 grew 8% because of growth in home products and residential products. The Dal-Tile segment net sales of $289,301,000 grew 9% (from $264,937,000) primarily from residential products.

EPS for the first half of 2002 was $1.91 or $118,728,000 in net earnings compared to $1.39 EPS or $73,672,000 in net earnings for first half of 2001. This improvement in EPS and earnings is attributable to sales and operating earnings growth in the Mohawk business and the merger of Dal-Tile. Net sales for the first half of 2002 were $2,094,457,000 representing a 28% increase from the first half 2001 sales of $1,642,297,000. This sales increase resulted from the Dal-Tile merger and internal growth.

In commenting on the second quarter results, Jeffrey S. Lorberbaum, President and CEO, stated, “We continue to report record performance in both sales and earnings as we assist our retailers in exceeding their customers’ expectations. This success is the result of emphasis on strong product offerings, creative marketing programs, efficient operations in manufacturing and distribution and a strong balance sheet. The Dal-Tile merger has been a positive addition as we continue to increase sales and grow earnings.

Our integration of the Dal-Tile merger is on schedule with Dal-Tile’s financial systems fully converted to the Mohawk systems. We expect to complete the initial phase of the integration of the business to allow more efficient order entry and movement of product between the businesses during the second half. Detailed planning is well under way for longer term operation of sales, marketing, information systems and distribution. We continue to believe the Dal-Tile merger will be positive to earnings by about $0.10 EPS in 2002.”

The company’s debt to total capitalization ratio improved to 35.3% at the end of the second quarter 2002 compared to a 39.2% ratio at the end of the first quarter 2002 reflecting a reduction of approximately $130 million in debt during the quarter. This reduction in debt was generated from earnings and working capital reductions. The company continues to consider various investment alternatives for the future that it believes will improve the company’s shareholder value. Acquisitions, stock repurchases and capital expenditures are some of the alternatives we are currently considering. Currently the company has 6.0 million shares open to repurchase from its 1999 authorization.

The total company second quarter gross profit percentage to net sales increased from 25.0% to 27.6% because of Dal-Tile’s higher gross profit levels. The gross profit percentage for the Mohawk business declined slightly because of a timing difference between cost increases and the implementation of a price increase. The gross profit percentage for the Dal-Tile segment was up slightly when compared to second quarter 2001 due to improved operating efficiencies. The total company second quarter selling, general and administrative percentage (S.G. & A.) to net sales increased from 15.3% to 16.3% because of Dal-Tile’s higher S.G. & A. levels. When Mohawk and Dal-Tile segments are compared to the second quarter of 2001 individually, both segments achieved a reduction in the S.G. & A. percentage as they were able to control operating costs as sales grew. Operating income as a percentage of sales increased from 9.7% to 11.3% for the second quarter because of the Dal-Tile merger, increased sales and reduced costs.

The level of uncertainty of future economic conditions has never been greater. We are currently seeing conflicting economic information. Some forecasters are projecting a continuing economic recovery and others believe the economy is slowing. We believe the current condition of the stock market will have an impact on people’s attitudes and potentially on the overall economy. The latest survey indicates a reduction in consumer confidence also. The company’s order rate has shown some softness in recent weeks but that could be a normal reaction of pre-buying from the price increase. Today we are less optimistic than we were last quarter. Historically Mohawk has had a limited visibility of future business with only two weeks of back log. At this time, based on a slowing economy, Mohawk anticipates that the third and fourth quarters 2002 EPS will be 2% to 5% above 2001. The total year 2002 EPS will be 15% to 17% above 2001. All of the above information includes the impact of Mohawk’s merger with Dal-Tile. Despite this lower projection for the next two quarters (because of economic conditions) we are strongly encouraged by the integration of Mohawk and Dal-Tile. The company is firmly positioned for future growth and expansion as a total flooring company.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on many assumptions, including assumptions regarding the Company’s ability to maintain its sales growth and gross margins and to control costs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the “forward-looking statements” will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk’s management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile. The Company designs, manufactures and markets premier carpet brand names, which include “Mohawk,” “Aladdin,” “Bigelow,” “Custom Weave,” “Durkan,” “Galaxy,” “Helios,” “Horizon,” “Karastan,” “Mohawk Commercial,” “World,” and “Wunda Weve.” Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark. Mohawk manufacturers and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean. Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

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There will be a conference call Tuesday, July 16, 2002 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255. A conference call replay will also be available until Sunday, July 21, 2002
by dialing 1-800-642-1687 and entering Conference ID # 4892088.

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DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
3RD QUARTER 2002	OCTOBER 14, 2002	OCTOBER 15, 2002	11:00 AM (800-603-9255)
4TH QUARTER 2002	FEBRUARY 6, 2003	FEBRUARY 7, 2003	11:00 AM (800-603-9255)
1ST QUARTER 2003	APRIL 16, 2003	APRIL 17, 2003	11:00 AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF EARNINGS DATA

	Three Months Ended		Six months ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
	(Amounts in thousands, except per share data)
Net sales	$1,227,747	864,958	2,094,457	1,642,297
Cost of sales	888,561	648,804	1,540,676	1,248,821

Gross profit	339,186	216,154	553,781	393,476
Selling, general and administrative expenses	200,123	132,593	340,450	256,310

Operating income	139,063	83,561	213,331	137,166
Interest expense	19,427	8,232	25,951	17,184
Other (income) expense, net	(154)	1,574	(997)	3,043

Earnings before income taxes	119,790	73,755	188,377	116,939
Income taxes	44,272	27,289	69,649	43,267

Net earnings	$75,518	46,466	118,728	73,672

Basic earnings per share	$1.12	0.89	1.95	1.41

Weighted-average common shares outstanding	67,485	52,266	60,870	52,314

Diluted earnings per share	$1.10	0.88	1.91	1.39

Weighted-average common and dilutive potential common shares outstanding	68,618	52,882	62,287	52,926

OTHER FINANCIAL INFORMATION

	(Amounts in thousands)
Depreciation & amortization	$28,968	21,076	50,476	42,019

Capital expenditures	$31,214	14,950	47,241	26,647

CONSOLIDATED BALANCE SHEET DATA

	June 29, 2002	June 30, 2001
	(Amounts in thousands)
ASSETS
Current assets:
Receivables	$580,924	392,552
Inventories	727,088	619,177
Prepaid expenses	22,256	17,873
Deferred income taxes	83,056	66,474

Total current assets	1,413,324	1,096,076
Property, plant and equipment, net	841,651	635,558
Goodwill	1,277,453	110,772
Other assets	166,197	6,016

	$3,698,625	1,848,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$108,366	236,348
Accounts payable and accrued expenses	634,207	392,560

Total current liabilities	742,573	628,908
Long-term debt, less current portion	912,384	319,456
Deferred income taxes and other long-term liabilities	175,326	76,589

Total liabilities	1,830,283	1,024,953

Total stockholders’ equity	1,868,342	823,469

	$3,698,625	1,848,422

SEGMENT INFORMATION

	As of or for the Three Months Ended		As of or for the Six Months Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
	(Amounts in thousands)
Net sales:
Mohawk	$938,446	864,958	1,776,672	1,642,297
Dal-Tile	289,301	—	317,785	—

Consolidated net sales	$1,227,747	864,958	2,094,457	1,642,297

Operating income:
Mohawk	$96,263	85,000	167,529	139,934
Dal-Tile	44,506	—	49,137	—
Corporate and eliminations	(1,706)	(1,439)	(3,335)	(2,768)

Consolidated operating income	$139,063	83,561	213,331	137,166

Assets:
Mohawk			$1,742,288	1,744,154
Dal-Tile			1,824,871	—
Corporate and eliminations			131,466	104,268

Consolidated assets			$3,698,625	1,848,422

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